Exhibit (a)(1)(A)

CREDENCE SYSTEMS CORPORATION

EXCHANGE OFFER

STOCK OPTIONS WITH AN EXERCISE PRICE

OF $3.96 OR GREATER FOR

NEW STOCK OPTIONS

The Exchange Offer and withdrawal rights expire at 12:00

midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 unless the Exchange Offer is extended.

Credence Systems Corporation (“Credence,” “we,” “us,” “our” or “ours”) is offering to exchange “eligible options” held by “eligible employees” for new options to purchase shares of our common stock with an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of the exchange, which new option will be exercisable for that number of shares calculated such that the fair value of the new option under the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) is equal to the fair value of the original option; provided that in no event shall the ratio of surrendered eligible options for new options exceed five (5) to one (1), upon the terms and subject to the conditions described in this Exchange Offer and the letter of transmittal.

•

“Eligible options” include all outstanding stock options under our 1993 Stock Option Plan, our NPTest Holding Corporation 2003 Stock Incentive Plan, our Integrated Management Systems, Inc. 1995 Stock Incentive Plan, our Fluence Technology, Inc. 1997 Stock Option Plan, our TMT Stock Option Plan, the Supplemental Stock Option Plan and our 2005 Stock Incentive Plan, each as amended (each a “Plan” and collectively, the “Plans”) with an exercise price of $3.96 or greater;

•	“Eligible employees” include each person who:

•	holds eligible options;

•	is an employee of Credence or one of its subsidiaries on the date this Exchange Offer is made; and

•	continues to be an employee of Credence or one of its subsidiaries, and has neither submitted nor received a notice of termination, on the date this Exchange Offer expires;

•	Notwithstanding the above, “eligible employees” shall not include the following persons:

•	current and former executive officers of Credence;

•	current non-employee directors of Credence; and

•	employees located in countries where it is not feasible or practical under local regulations to make the Exchange Offer.

The commencement date of this Exchange Offer is June 27, 2008. We are making this Exchange Offer upon the terms and subject to the conditions described in this Exchange Offer and in the related letter of transmittal. We have filed a form of the letter of transmittal as Exhibit (a)(1)(B) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2008, and have included a copy with this Exchange Offer. You are not required to accept this Exchange Offer. If you choose to tender an eligible option grant for exchange, you must tender the entire eligible option grant but need not tender other eligible option grants.

Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “CMOS.” On June 26, 2008, the last reported price of our common stock on the NASDAQ Global Market was $1.31 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

i

You should direct questions about this Exchange Offer or requests for additional copies of this Exchange Offer or the letter of transmittal to Carol Rose, Manager, Stock Administration at stock_administrator@credence.com. Telephone: (408) 635-3750.

Pending Acquisition

On June 23, 2008, we filed a Current Report on Form 8-K announcing that we have entered into an Agreement and Plan of Merger by and among LTX Corporation (“LTX”), Zoo Merger Corporation (the “Merger Sub”) and us, dated as of June 20, 2008 (the “Merger Agreement”) to combine with LTX in a strategic merger, under which the companies will be combined in a tax-free, all-stock transaction (the “Merger”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Credence, with Credence as the surviving corporation of the merger. Under the terms of the agreement, our stockholders will own 50.02% of the outstanding shares of the combined company and LTX stockholders will own 49.98% of the outstanding shares of the combined company. The exchange ratio for outstanding shares and options will be determined based on the foregoing split immediately prior to the close based on the outstanding shares of each company (the “Merger Exchange Ratio”). If the Merger Exchange Ratio was calculated based on shares outstanding as of June 20, 2008, each outstanding share of Credence common stock would be converted into approximately 0.6133 shares of LTX common stock in the transaction.

Completion of the Merger is subject to customary conditions including the requisite approval of the stockholders of LTX and Credence, the accuracy of the other party’s representations and warranties, subject to an overall material adverse effect qualification, the material performance of, and material compliance with, all agreements and covenants in the Merger Agreement, the execution and delivery of certain ancillary documents, the expiration or termination of the applicable antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of applicable foreign antitrust requirements, and the absence of certain governmental restraints on the Merger.

LTX plans to file with the SEC a Registration Statement on Form S-4 in connection with the Merger and LTX and Credence plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the Merger. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about LTX, Credence, the Merger and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when they are available) and other documents filed with the SEC by LTX and Credence through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when they are available) from LTX by contacting Mark Gallenberger at mark_gallenberger@ltx.com or 781-467-5417, or from Credence by contacting Brenda Ropoulos at brenda_ropoulos@credence.com or 408-635-4309.

LTX and Credence, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding LTX’s directors and executive officers is contained in LTX’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007 and its proxy statement dated November 6, 2007, which are filed with the SEC. As of June 16, 2008, LTX’s directors and executive officers beneficially owned approximately 4,252,105 shares, or 6.7%, of LTX’s common stock. Information regarding Credence’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007, its proxy statement dated March 7, 2008 and its Current Reports on Form 8-K filed on April 18, 2007, May 1, 2008, June 10, 2008, June 17, 2008 and June 23, 2008, which are filed with the SEC. As of June 16, 2008, Credence’s directors and executive officers beneficially owned approximately 1,348,090 shares, or 1.3%, of the Company’s common stock. In connection with the transaction, Mr. Tacelli has agreed with LTX that the Merger will not constitute a change of control for purposes of his Change-of-Control Employment Agreement dated March 2, 1998 and Mr. Gallenberger has agreed with LTX that the Merger will not constitute a change of control for purposes of his Change-of-Control Employment Agreement dated October 2, 2000. In connection with the transaction, each of Mr. Lev and Mr. Eichler has entered into a Transition

Services Agreement with Credence pursuant to which they have agreed to accept new positions with Credence, and perform certain transition services for Credence, for a period of six months following the closing of the transaction in exchange for certain salary, bonus, acceleration of equity-based awards and other compensation. A more complete description will be available in the Registration Statement and the Joint Proxy Statement/Prospectus.

Treatment of Stock Options in Pending Acquisition

All of Credence’s options to purchase shares of common stock, whether vested or unvested, including eligible options and new options granted pursuant to the Exchange Offer, that are outstanding immediately prior to the effective time of the Merger will be assumed by LTX and will continue to be subject to the same terms and conditions of such option immediately prior to the effective time of the Merger, except that (i) each option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of LTX common stock equal to the product of the number of shares of Credence common stock that were issuable upon exercise of such option immediately prior to the effective time of the Merger multiplied by the Merger Exchange Ratio (as defined above) and (ii) the per share exercise price for the shares of LTX common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Credence common stock at which such option was exercisable immediately prior to the effective time by the Merger Exchange Ratio. Each assumed option will be vested immediately following the effective time of the Merger as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the effective time, except to the extent such option by its terms in effect prior to the Merger and not otherwise amended provides for acceleration of vesting. Promptly following the closing of the Merger, LTX will deliver to each person who holds an assumed option a document evidencing the foregoing assumption.

* * *

Neither we nor our Board of Directors make any recommendation as to whether you should tender your eligible options for exchange. You must make your own decision whether to tender your eligible options after taking into account your own personal circumstances and preferences. We recommend that you consult with your personal advisor to determine the consequences of accepting or declining the Exchange Offer.

The Exchange Offer has not been approved or disapproved by the SEC or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Credence before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 (or such later date as may apply if this Exchange Offer is extended) by one of the following means:

Via Mail or Courier

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Attn: Carol Rose, Stock Administration

Via Facsimile

Credence Stock Administration, Fax No. (408) 635-4750

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mail it to stock_administrator@credence.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this Exchange Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options in this Exchange Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Exchange Offer other than the information and representations contained in this Exchange Offer or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

THE EXCHANGE OFFER		8

1.	NUMBER OF NEW OPTIONS	8

2.	PURPOSE OF THE EXCHANGE OFFER.	10

3.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.	10

4.	WITHDRAWAL RIGHTS.	12

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW STOCK OPTION AGREEMENTS.	12

6.	CONDITIONS OF THE EXCHANGE OFFER.	13

7.	PRICE RANGE OF COMMON STOCK.	14

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.	15

9.	INFORMATION ABOUT CREDENCE SYSTEMS CORPORATION.	18

10.	INTERESTS OF DIRECTORS AND OFFICERS.	20

11.	ACCOUNTING CONSEQUENCES OF THE EXCHANGE OFFER.	21

12.	LEGAL MATTERS; REGULATORY APPROVALS.	22

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	22

14.	MATERIAL INTERNATIONAL TAX CONSEQUENCES.	22

15.	EXTENSION OF EXCHANGE OFFER; TERMINATION; AMENDMENT.	22

16.	FEES AND EXPENSES.	23

17.	ADDITIONAL INFORMATION.	23

18.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.	24

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Exchange Offer and the accompanying letter of transmittal because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this Exchange Offer where you can find a more complete description of the topics in this summary.

QUESTION 1. WHY ARE WE MAKING THIS EXCHANGE OFFER?

We recognize that our employee stock options, approximately 84% of which are “underwater” (the exercise price is higher than the current market value of the shares) are not serving their retention and compensatory purposes. This Exchange Offer is intended to improve our ability to retain our employees, and to reduce the “overhang” of options outstanding in relation to our overall stock outstanding. We believe that both of these objectives are well served by this Exchange Offer. As it relates to employee retention, we believe that the currently outstanding—often deeply underwater—options are not providing the ownership interest and financial opportunity that we believe is important to retaining you, our employees. The Exchange Offer has also been structured to reduce the option “overhang,” which is a benefit to Credence and its stockholders. See Section 2, “Purpose of this Exchange Offer.”

QUESTION 2. WHAT IS THE EXCHANGE OFFER?

We are giving eligible employees the opportunity to exchange certain “underwater” stock options for new options to purchase shares of our common stock with an exercise price equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of the exchange. Each new option will be exercisable for that number of shares calculated such that the fair value of the new option under the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) is equal to the fair value of the original option; provided that in no event shall the ratio of surrendered eligible options for new options exceed five (5) to one (1), upon the terms and subject to the conditions described in the Exchange Offer and the letter of transmittal. The new options will be granted under the 2005 Stock Incentive Plan (the “2005 Plan”). Please see the document: “The Exchange Offer” for further details.

QUESTION 3. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE, AND WHO CAN PARTICIPATE IN THE EXCHANGE OFFER?

We are offering to exchange all outstanding eligible options, whether or not currently vested, held by eligible employees. You can only participate in this exchange if you:

•	hold options under a Plan with an exercise price of $3.96 or greater;

•	are employed by Credence or one of our subsidiaries on the date this Exchange Offer is made;

•	continue to be employed by Credence, or one of our subsidiaries, and have neither submitted nor received a notice of termination, on the date this Exchange Offer expires;

•	are not a current or former executive officer of Credence;

•	are not a current non-employee director of Credence; and

•	are not located in a country where it is not feasible or practical under local regulations to make the Exchange Offer

QUESTION 4. HOW MANY NEW OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS I TENDER?

You would exchange your current eligible option for a new option such that the fair value of the new option under SFAS 123(R) will be equal to the fair value of the eligible option, provided that in no event shall the ratio of the number of shares subject to a surrendered eligible option to the number of shares subject to a new option exceed five (5) to one (1). Because we do not currently know the exercise price of the new option, we cannot tell you the exact number of shares that would be subject to your new option if you decided to exchange any of your eligible options.

Assuming that the value of the options is calculated using the Black-Scholes-Merton model using a volatility rate of 66%, a dividend yield of zero, a risk free rate of 3.06%, a weighted average term of 4.75 and a closing price of Credence’s common stock as reported on NASDAQ Global Market on the date of the exchange of $1.12, the following table shows a few examples of the results of an exchange:

Shares Subject to Eligible Options Tendered For Exchange	Exercise Price of Eligible Option	Shares Subject to New Options Tendered for Exchange	Exercise Price of New Option
100	$22.00	20	$1.12
200	$20.66	40	$1.12
500	$6.88	100	$1.12
1,000	$9.60	200	$1.12
1,500	$9.18	300	$1.12

The examples in the table above are for purposes of illustration only, and actual exchanges will depend on our stock price on the exchange date.

QUESTION 5. WHAT ARE THE GENERAL TERMS OF THE NEW OPTIONS?

Eligible Options. Options eligible for the Exchange Offer will be those options granted under a Plan having an exercise price that is not lower than $3.96.

Exchange Ratio. The number of shares subject to an outstanding eligible option that an eligible employee would surrender for cancellation in exchange for the grant of a new option to purchase one share of common stock is known as the exchange ratio. In the Exchange Offer, eligible employees are being offered a one-time opportunity to exchange their current eligible options for new options with an exercise price equal to the closing price of Credence’s common stock as reported on the NASDAQ Global Market on the date of the exchange. Each new option will cover that number of shares calculated such that the fair value of the new option under SFAS 123(R) is equal to the fair value of the original option; provided that in no event shall the ratio of the number of shares subject to a surrendered eligible option to the number of shares subject to a new option exceed five (5) to one (1). The number of options and the exchange ratio will vary depending on the price of Credence’s stock at the time of the exchange and cannot be determined until the time of the exchange.

New Options. The new options will be granted under the 2005 Plan with substantially the same terms as the eligible options, other than the exercise price, number of shares subject to the option and the vesting schedule. Furthermore, the new stock options will be nonqualified stock options even if the related tendered eligible option was originally granted as an incentive stock option.

See Section 8, “Source and Amount of Consideration; Terms of New Options,” Section 13, “Material U.S. Federal Income Tax Consequences.”

QUESTION 6. WHEN WILL THE NEW OPTIONS VEST?

The new options will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment with Credence, our parent or any of our subsidiaries. The new vesting schedule for each new option will be based on the remaining vesting schedule applicable to the corresponding exchanged eligible option as of the date of grant of the new option. If an eligible option tendered in the Exchange Offer is vested as to 25% or less of the underlying shares as of the date of grant of the new option, the corresponding new option would vest 25% per year on each of the first four anniversaries of the date of grant of the new option. If an eligible option is vested as to more than 25% and less than 100% of the underlying shares as of the date of grant of the new option, the corresponding new option will vest one-third per year on each of the first three anniversaries of the date of grant of the new option. If an eligible option is completely vested as of the date of grant of the new option, the corresponding new option will vest 50% per year on each of the first two anniversaries of the date of grant of the new option.

QUESTION 7. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE THE END OF THE EXCHANGE OFFER (CURRENTLY SCHEDULED FOR JULY 28, 2008)?

If you have tendered options under this Exchange Offer and your employment with us, our parent or one of our subsidiaries, as the case may be, terminates for any reason, or if you receive or submit a notice of termination before the Exchange Offer expires, your tender will be automatically deemed withdrawn, and you may exercise your existing options for a limited time to the extent they are vested and in accordance with their terms.

If you are currently considered an “at-will” employee, this Exchange Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Exchange Offer expires, for any reason, with or without cause.

QUESTION 8. WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE ALL OF MY NEW STOCK OPTIONS VEST?

You will generally have a limited period after the date of your final day of employment with us, our parent or any of our subsidiaries to exercise your stock options to the extent that they are vested as of your final date of employment, as set forth in your stock option award agreement. If you do not exercise them within that period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

QUESTION 9. DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS, OR MAY I DECIDE TO EXCHANGE ONLY A PORTION OF MY ELIGIBLE OPTIONS?

You do not have to exchange any of your eligible options in this Exchange Offer. If you choose to exchange any of your eligible options for new options, you must exchange the entire eligible option grant. If you have multiple eligible option grants, you do not have to exchange every eligible option grant you hold.

QUESTION 10. MAY I EXCHANGE UNVESTED OPTIONS?

Yes. You may exchange eligible options, whether or not they are vested. See the response to Question 6 above for a discussion of vesting under the new options.

QUESTION 11. MAY I EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

No. This Exchange Offer only pertains to outstanding and unexercised options and does not apply in any way to shares purchased upon the exercise of options or pursuant to our Employee Stock Purchase Plan. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not eligible for this Exchange Offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised) portion of the eligible option is eligible for this Exchange Offer.

QUESTION 12. DO I HAVE TO PAY ANY MONEY IN CONNECTION WITH THIS EXCHANGE OFFER?

You will not be required to pay any money, but must surrender for cancellation your eligible options, in order to participate in the Exchange Offer. If you participate in the Exchange Offer you will be granted new options. You will be required to pay the new exercise price if and when you decide to exercise the new options. As more fully described in response to Question 16, you will generally be required to pay applicable taxes in connection with the new options at the time you exercise them.

QUESTION 13. WHEN WILL I RECEIVE MY NEW STOCK OPTION AGREEMENT?

We anticipate that your new option agreement will be available online through your E*Trade account in approximately 1-2 weeks after the close of the Exchange Offer. You will be notified by e-mail when the agreements are available for your review and acceptance.

QUESTION 14. WHEN WILL THE NEW STOCK OPTIONS EXPIRE?

The new options will expire seven (7) years from the date of grant, subject to earlier termination upon cessation of your employment or service with us, our parent or any of our subsidiaries or as otherwise provided pursuant to the 2005 Plan.

QUESTION 15. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED UPON EXERCISE OF NEW STOCK OPTIONS?

In all cases, the shares subject to new stock options will be issued from the share pool authorized under our 2005 Plan. The 2005 Plan has a total of 14,900,000 shares reserved for issuance of awards thereunder. That reserve includes 1,200,000 shares (subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of Credence) previously approved by our stockholders for issuance under the Exchange Offer. If any of the 1,200,000 shares are not used for the Exchange Offer, Credence will not use these shares for any other purpose. See Section 8, “Source and Amount of Consideration; Terms of New Options.” All eligible options tendered to, and accepted by, us that were originally granted under our 1993 Stock Option Plan, our NP Test Holding Corporation 2003 Stock Incentive Plan, our Integrated Management Systems, Inc., 1995 Stock Incentive Plan, our Fluence Technology, Inc., 1997 Stock Option Plan and our TMT Stock Option Plan will be cancelled and the underlying shares will no longer be available for future award grants. All eligible options tendered to, and accepted by, us that originally granted under our Supplemental Stock Option Plan and our 2005 Plan will automatically become available for future equity-based grants (including the new options under such plans).

QUESTION 16. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE EXCHANGE OFFER?

You will not incur immediate tax consequences when you exchange your options. Both U.S. and non-U.S. employees generally will recognize income and be required to pay applicable taxes if and when they exercise their new options, much like the obligation that arises when we pay a salary or a bonus.

See the response to Question 17 for a discussion of tax withholding and Section 13, “Material U.S. Federal Income Tax Consequences,” Section 14, “Material International Tax Consequences” and Schedules A - H for additional detail.

QUESTION 17. HOW WILL INCOME AND PAYROLL TAXES BE HANDLED?

If you are employed in the United States, you will be taxed at the time you exercise your stock options and you will recognize additional income as required by the Internal Revenue Service at that time. You will also be subject to applicable employment tax withholding and as provided pursuant to the 2005 Plan, you must make arrangements to satisfy such withholding obligation. Please see Schedule A for additional information.

Employees who are not citizens of the USA will be taxed and recognize income as outlined in Schedules B - H of this Exchange Offer, as applicable.

QUESTION 18. IF I TENDER ELIGIBLE OPTIONS IN THE EXCHANGE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER EQUITY INCENTIVES?

We intend to continue to review our equity-based incentive programs from time-to-time. As a result of this review, we may decide to grant you additional equity incentives. Participation or non-participation in the Exchange Offer is not expected to affect your eligibility for future equity or other incentives. See Section 11, “Status of Options Acquired by Us in the Exchange Offer.

QUESTION 19. WHAT IMPACT MAY THE MERGER HAVE ON THE EXCHANGE OFFER?

On June 23, 2008, we filed a Current Report on Form 8-K announcing that we have entered into an Agreement and Plan of Merger by and among LTX Corporation (“LTX”), Zoo Merger Corporation (the “Merger Sub”) and us, dated as of June 20, 2008 (the “Merger Agreement”) to combine with LTX in a strategic merger, under which the companies will be combined in a tax-free, all-stock transaction (the “Merger”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Credence, with Credence as the surviving corporation of the merger. Under the terms of the agreement, our stockholders will own 50.02% of the outstanding shares of the combined company and LTX stockholders will own 49.98% of the outstanding shares of the combined company. The exchange ratio for outstanding shares and options will be determined based on the foregoing split immediately prior to the close based on the outstanding shares of each company (the “Merger Exchange Ratio”). If the Merger Exchange Ratio was calculated based on shares outstanding as of June 20, 2008, each outstanding share of Credence common stock would be converted into approximately 0.6133 shares of LTX common stock in the transaction.

Completion of the Merger is subject to customary conditions including the requisite approval of the stockholders of LTX and Credence, the accuracy of the other party’s representations and warranties, subject to an overall material adverse effect qualification, the material performance of, and material compliance with, all agreements and covenants in the Merger Agreement, the execution and delivery of certain ancillary documents, the expiration or termination of the applicable antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of applicable foreign antitrust requirements, and the absence of certain governmental restraints on the Merger.

Treatment of Stock Options in Pending Acquisition

All of Credence’s options to purchase shares of common stock, whether vested or unvested, including eligible options and new options granted pursuant to the Exchange Offer, that are outstanding immediately prior to the effective time of the Merger will be assumed by LTX and will continue to be subject to the same terms and conditions of such option immediately prior to the effective time of the Merger, except that (i) each option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of LTX common stock equal to the product of the number of shares of Credence common stock that were issuable upon exercise of such option immediately prior to the effective time of the Merger multiplied by the Merger Exchange Ratio (as defined above) and (ii) the per share exercise price for the shares of LTX common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Credence common stock at which such option was exercisable immediately prior to the effective time by the Merger Exchange Ratio. Each assumed option will be vested immediately following the effective time of the Merger as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the effective time, except to the extent such option by its terms in effect prior to the Merger and not otherwise amended provides for acceleration of vesting. Promptly following the closing of the Merger, LTX will deliver to each person who holds an assumed option a document evidencing the foregoing assumption.

Assuming a Merger Exchange Ratio of 0.6133, the following table shows a few examples of the hypothetical conversion of new options in the Merger:

Shares of Credence Subject to New Option	Exercise Price of New Credence Option	Shares of LTX Subject to New Option Following Merger	Exercise Price of LTX Option Following Merger
20	$1.12	12	$1.83
40	$1.12	24	$1.83
100	$1.12	61	$1.83
200	$1.12	122	$1.83
300	$1.12	183	$1.83

The examples in the table above are for purposes of illustration only, and the actual conversion of new options in the Merger will depend on the actual Merger Exchange Ratio.

QUESTION 20. WHEN DOES THIS EXCHANGE OFFER EXPIRE? CAN THIS EXCHANGE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

This Exchange Offer expires at 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension no later than July 29, 2008, U.S. Pacific (Milpitas) Time, on the next business day after the last previously scheduled or announced expiration date. See Section 14, “Extension of Exchange Offer; Termination; Amendment.”

QUESTION 21. HOW DO I TENDER MY ELIGIBLE OPTIONS?

If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Credence before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 (or such later date as may apply if this Exchange Offer is extended) by one of the following means:

Via Mail or Courier

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Attn: Carol Rose, Stock Administration

Via Facsimile

Credence Stock Administration, Fax No. (408) 635-4750

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mailing it to stock_administrator@credence.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this Exchange Offer.

Your election will be effective only upon receipt of your letter of transmittal by Stock Administration. You should review this Exchange Offer and the letter of transmittal carefully before making your election.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3, “Procedures for Tendering Options.” Subject to our rights to extend, terminate and amend this Exchange Offer, we currently expect that we will accept all properly tendered options promptly after the scheduled expiration date, which is currently July 28, 2008.

QUESTION 22. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the Exchange Offer expires at 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008. If we extend the Exchange Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Exchange Offer. If we have not accepted your tendered options by July 28, 2008, you will also have the right to withdraw your tendered options after that date and until we accept your tendered options. To withdraw tendered options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. The notice of withdrawal may be delivered by any of the means indicated for a valid tender as indicated in question 21 above.

Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this Exchange Offer. See Section 4, “Withdrawal Rights.”

QUESTION 23. DO I HAVE TO RETURN A LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENT IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

No. You do not have to return any documents to us if you do not wish to exchange your eligible options in this Exchange Offer.

QUESTION 24. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THIS EXCHANGE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

If you do not accept this Exchange Offer, or if we do not accept all tendered options, you will keep all of your current options, and you will not receive any new stock options as part of the Exchange Offer. In that case, no changes will be made to your current options.

QUESTION 25. DOES OUR BOARD OF DIRECTORS HAVE A RECOMMENDATION ABOUT THIS EXCHANGE OFFER?

Our Board of Directors (the “Board”) is not making a recommendation about this offer. Although the Compensation Committee of our Board has approved this Exchange Offer, they recognize that the decision to accept it is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee nor our Board is making a formal recommendation to employees as to whether or not to accept this Exchange Offer.

QUESTION 26. IS THERE ANY INFORMATION REGARDING CREDENCE THAT I SHOULD BE AWARE OF?

Yes. Your decision of whether to accept or reject this Exchange Offer should take into account the factors described in this Exchange Offer as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and our Quarterly Report on Form 10-Q for the quarter ended May 3, 2008. In addition, before making your decision to tender your eligible options, you should carefully review the information about Credence discussed in Section 9 of this Exchange Offer. This information includes an update on recent events affecting our business, including the Merger and explains where you can find additional information about us.

QUESTION 27. WHAT ARE THE ACCOUNTING CONSEQUENCES TO US OF MAKING THIS EXCHANGE OFFER?

Because the exchange ratio of eligible options to new options is calculated based on maintaining the same fair value between the eligible option and the new option under SFAS 123(R), we do not expect to incur a significant compensation charge as a result of the Exchange Offer. However, since the ratio of the number of shares subject to a surrendered eligible option for the number of shares subject to a new option cannot exceed five (5) to one (1), regardless of the fair value, we do expect to incur compensation charges as a result of the Exchange Offer.

QUESTION 28. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS EXCHANGE OFFER?

For additional information or assistance, you should contact: Stock Administration at stock_administrator@credence.com. Telephone: (408) 635-3750.

In addition to these resources, we also plan to arrange for question and answer sessions about this Exchange Offer. These sessions will not be a solicitation or make any recommendations whatsoever with respect to this Exchange Offer. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this Exchange Offer. You should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer sessions in the coming days.

THE EXCHANGE OFFER

1. NUMBER OF NEW OPTIONS

Credence is offering to exchange “eligible options” held by “eligible employees” for new stock options, subject to the terms and conditions described in this Exchange Offer and the related letter of transmittal, as each may be amended from time to time.

•

“Eligible options” include all outstanding stock options under our 1993 Stock Option Plan, our NPTest Holding Corporation 2003 Stock Incentive Plan, our Integrated Management Systems, Inc. 1995 Stock Incentive Plan, our Fluence Technology, Inc. 1997 Stock Option Plan, our TMT Stock Option Plan, the Supplemental Stock Option Plan and our 2005 Stock Incentive Plan, each as amended (each a “Plan” and collectively, the “Plans”) with an exercise price of $3.96 or greater;

•	“Eligible employees” include each person who:

•	holds options with an exercise price of $3.96 or greater;

•	is employed by Credence or one of our subsidiaries on the date this Exchange Offer is made;

•	continues to be employed by Credence, or one of our subsidiaries, and has neither submitted nor received a notice of termination, on the date this Exchange Offer expires;

•	is not a current or former executive officer of Credence;

•	is not a current non-employee director of Credence; and

•	is not located in a country where it is not feasible or practical under local regulations to make the Exchange Offer

The number of shares subject to an outstanding eligible option that an eligible employee would surrender for cancellation in exchange for the grant of a new option to purchase one share of common stock is known as the exchange ratio. In the Exchange Offer, eligible employees would be offered a one-time opportunity to exchange their current eligible options for new options with an exercise price equal to the closing price of Credence’s common stock as reported on the NASDAQ Global Market on the date of the exchange. Each new option will cover that number of shares calculated such that the fair value of the new option under SFAS 123(R) is equal to the fair value of the original option; provided that in no event shall the ratio of the number of shares subject to a surrendered eligible option to the number of shares subject to a new option exceed five (5) to one (1). The number of options and the exchange ratio will vary depending on the price of Credence’s stock at the time of the exchange and cannot be determined until the time of the exchange.

Assuming that the value of the options is calculated using the Black-Scholes-Merton model using a volatility rate of 66%, a dividend yield of zero, a risk free rate of 3.06%, a weighted average term of 4.75 and a closing price of Credence’s common stock as reported on NASDAQ Global Market on the date of the exchange of $1.12, the following table shows a few examples of the results of an exchange:

Shares Subject to Eligible Options Tendered For Exchange	Exercise Price of Eligible Option	Shares Subject to New Options Tendered for Exchange	Exercise Price of New Option
100	$22.00	20	$1.12
200	$20.66	40	$1.12
500	$6.88	100	$1.12
1,000	$9.60	200	$1.12
1,500	$9.18	300	$1.12

The examples in the table above are for purposes of illustration only, and actual exchanges will depend on our stock price on the exchange date.

You may choose to exchange all or a portion of your eligible options for new options.

Pending Acquisition

On June 23, 2008, we filed a Current Report on Form 8-K announcing that we have entered into an Agreement and Plan of Merger by and among LTX Corporation (“LTX”), Zoo Merger Corporation (the “Merger Sub”) and us, dated as of June 20, 2008 (the “Merger Agreement”) to combine with LTX in a strategic merger, under which the companies will be combined in a tax-free, all-stock transaction (the “Merger”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Credence, with Credence as the surviving corporation of the merger. Under the terms of the agreement, our stockholders will own 50.02% of the outstanding shares of the combined company and LTX stockholders will own 49.98% of the outstanding shares of the combined company. The exchange ratio for outstanding shares and options will be determined based on the foregoing split immediately prior to the close based on the outstanding shares of each company (the “Merger Exchange Ratio”). If the Merger Exchange Ratio was calculated based on shares outstanding as of June 20, 2008, each outstanding share of Credence common stock would be converted into approximately 0.6133 shares of LTX common stock in the transaction.

Completion of the Merger is subject to customary conditions including the requisite approval of the stockholders of LTX and Credence, the accuracy of the other party’s representations and warranties, subject to an overall material adverse effect qualification, the material performance of, and material compliance with, all agreements and covenants in the Merger Agreement, the execution and delivery of certain ancillary documents, the expiration or termination of the applicable antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of applicable foreign antitrust requirements, and the absence of certain governmental restraints on the Merger.

LTX plans to file with the SEC a Registration Statement on Form S-4 in connection with the Merger and LTX and Credence plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the Merger. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about LTX, Credence, the Merger and related matters. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when they are available) and other documents filed with the SEC by LTX and Credence through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when they are available) from LTX by contacting Mark Gallenberger at mark_gallenberger@ltx.com or 781-467-5417, or from Credence by contacting Brenda Ropoulos at brenda_ropoulos@credence.com or 408-635-4309.

LTX and Credence, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding LTX’s directors and executive officers is contained in LTX’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007 and its proxy statement dated November 6, 2007, which are filed with the SEC. As of June 16, 2008, LTX’s directors and executive officers beneficially owned approximately 4,252,105 shares, or 6.7%, of LTX’s common stock. Information regarding Credence’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007, its proxy statement dated March 7, 2008 and its Current Reports on Form 8-K filed on April 18, 2007, May 1, 2008, June 10, 2008 and June 17, 2008, which are filed with the SEC. As of June 16, 2008, Credence’s directors and executive officers beneficially owned approximately 1,348,090 shares, or 1.3%, of the Company’s common stock. In connection with the transaction, Mr. Tacelli has agreed with LTX that the Merger will not constitute a change of control for purposes of his Change-of-Control Employment Agreement dated March 2, 1998 and Mr. Gallenberger has agreed with LTX that the Merger will not constitute a change of control for purposes of his Change-of-Control Employment Agreement dated October 2, 2000. In connection with the transaction, each of Mr. Lev and Mr. Eichler has entered into a Transition Services Agreement with Credence pursuant to which they have agreed to accept new positions with Credence, and perform certain transition services for Credence, for a period of six months following the closing of the transaction in exchange for certain salary, bonus, acceleration of equity-based awards and other compensation. A more complete description will be available in the Registration Statement and the Joint Proxy Statement/Prospectus.

Treatment of Stock Options in Pending Acquisition

All of Credence’s options to purchase shares of common stock, whether vested or unvested, including eligible options and new options granted pursuant to the Exchange Offer, that are outstanding immediately prior to the effective time of the Merger will be assumed by LTX and will continue to be subject to the same terms and conditions of such option immediately prior to the effective time of the Merger, except that (i) each option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of LTX common stock equal to the product of the number of shares of Credence common stock that were issuable upon exercise of such option immediately prior to the effective time of the Merger multiplied by the Merger Exchange Ratio and (ii) the per share exercise price for the shares of LTX common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Credence common stock at which such option was exercisable immediately prior to the effective time by the Merger Exchange Ratio. Each assumed option will be vested immediately following the effective time of the Merger as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the effective time, except to the extent such option by its terms in effect prior to the Merger and not otherwise amended provides for acceleration of vesting. Promptly following the closing of the Merger, LTX will deliver to each person who holds an assumed option a document evidencing the foregoing assumption.

Assuming a Merger Exchange Ratio of 0.6133, the following table shows a few examples of the hypothetical conversion of new options in the Merger:

Shares of Credence Subject to New Option	Exercise Price of New Credence Option	Shares of LTX Subject to New Option Following Merger	Exercise Price of LTX Option Following Merger
20	$1.12	12	$1.83
40	$1.12	24	$1.83
100	$1.12	61	$1.83
200	$1.12	122	$1.83
300	$1.12	183	$1.83

The examples in the table above are for purposes of illustration only, and the actual conversion of new options in the Merger will depend on the actual Merger Exchange Ratio.

2. PURPOSE OF THE EXCHANGE OFFER.

We are making this Exchange Offer for compensatory purposes and to further advance our corporate goals of retaining, motivating and providing incentives to our employees. We are also seeking to reduce the “overhang” of stock options. Approximately 84% of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Exchange Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees. The Exchange Offer has also been structured to reduce the option “overhang,” which is a benefit to Credence and its stockholders.

Although the Compensation Committee of our Board has approved this Exchange Offer, we recognize that the decision to accept it is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Neither we, the Compensation Committee nor our Board is making a formal recommendation to employees as to whether or not to accept this Exchange Offer.

3. PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

GENERAL. Our Exchange Offer is subject to the terms and conditions described in this Exchange Offer and the letter of transmittal. We will not accept eligible options unless they are properly tendered and not validly withdrawn.

The term “expiration date” means 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008, unless and until we, in our discretion, extend the period of time during which this Exchange Offer will remain open. If we materially change the terms of this Exchange Offer or the information about the exchange offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we extend the period of time during which this Exchange Offer remains open, the term “expiration date” will refer to the latest time and date at which the Exchange Offer expires. Section 14 of this Exchange Offer describes our rights to extend, delay, terminate and amend this Exchange Offer, and this Section 3 describes our rights to accept or reject tendered options.

If we decide to take any of the following actions, we will publish a notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options, or

•	increase or decrease the number or type of options eligible to be exchanged in this Exchange Offer.

If the Exchange Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this Exchange Offer for a period of at least 10 business days after the date the notice is published.

For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and a “trading day” means any business day on which a closing sale price of our common stock is reported on the NASDAQ Global Market.

MAKING YOUR ELECTION. If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal and return it to Credence before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 (or such later date as may apply if this Exchange Offer is extended) by one of the following means:

Via Mail or Courier

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Attn: Stock Administration

Via Facsimile

Credence Stock Administration, Fax No. (408) 635-4750;

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mail it to stock_administrator@credence.com.

You do not need to return your stock option agreements for your eligible options to effectively elect to participate in this Exchange Offer.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. No eligible options will be accepted for exchange until the option holder exchanging the eligible options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you properly elect to exchange your eligible options according to the procedures described above, you will have accepted the terms and conditions of this Exchange Offer. Our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Exchange Offer. Subject to our rights to extend, terminate and amend this Exchange Offer, we currently expect that we will accept promptly after the expiration of this Exchange Offer all properly tendered eligible options for which a letter of transmittal has been properly delivered and that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of each of your new stock option grants. We anticipate that your new option agreement will be available online through your E*Trade account in approximately 1-2 weeks after the close of the Exchange Offer. You will be notified by e-mail when the agreements are available for your review and acceptance.

4. WITHDRAWAL RIGHTS.

If you elect to accept this Exchange Offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only part of an eligible option grant. However, if you elect to withdraw a previously tendered option grant, you may reject this Exchange Offer for that particular option grant but need not reject other eligible options.

You may withdraw your tendered options at any time before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008. If we extend this Exchange Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this Exchange Offer. In addition, if we have not accepted your tendered options by July 28, 2008, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration date of the Exchange Offer, which is currently July 28, 2008.

To validly withdraw tendered options, you must deliver to us (via the means and to the mailing address, fax number or e-mail address set forth in Section 3), the written notice of withdrawal, properly completed, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify your name and the options to be withdrawn. We have filed a form of the notice of withdrawal as Exhibit (a)(1)(F) to the Tender Offer Statement on Schedule TO that we filed with the SEC on June 27, 2008. We will deliver a copy of the notice of withdrawal to all option holders that validly elect to participate in this Exchange Offer.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3 of this Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices to withdrawal. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW STOCK OPTION AGREEMENTS.

Upon the terms and subject to the conditions of this Exchange Offer, we currently expect to accept for exchange eligible options properly tendered and not validly withdrawn promptly after the scheduled expiration date of the Exchange Offer, which is currently July 28, 2008. Once we have accepted options tendered by you, the options you tendered will be canceled and you will no longer have any rights under those options. We currently expect to issue new stock option agreements promptly after we accept tendered options. If this Exchange Offer is extended, then the issuance date of the new stock options will also be extended.

Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter via e-mail indicating the number of option shares that we have accepted for exchange, the date of acceptance, as well as the number of shares subject to the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the SEC on June 27, 2008 as an exhibit to the Tender Offer Statement on Schedule TO.

If you have tendered options for exchange and, prior to the expiration of this Exchange Offer, you submit or receive a notice of termination of employment or service, your tender will be automatically withdrawn as to all eligible options. You will be entitled to exercise the withdrawn eligible options for a limited time to the extent they are vested and in accordance with their terms. Credence will not accept for exchange any options held by any person who, as of the expiration of the Exchange Offer, is no longer an employee of Credence or one of our subsidiaries or to or from whom a notice of termination has been delivered or received.

6. CONDITIONS OF THE EXCHANGE OFFER.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any options tendered to us, and we may terminate or amend this Exchange Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time before the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with this Exchange Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Offer, the issuance of new options, or otherwise relates in any manner to this Exchange Offer;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Exchange Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the acceptance for exchange of, or issuance of new stock options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relates in any manner to this Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

•

in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Credence or its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement and/or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Credence or its subsidiaries or on the trading in our common stock;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Exchange Offer;

•	in the case of any of the foregoing existing at the time of the commencement of this Exchange Offer, a material acceleration or worsening thereof;

(d) except in each of the cases in this clause (d) where such tender, exchange offer, merger or acquisition was, has been or prior to the occurrence is, approved by the Board or a committee thereof, a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this Exchange Offer;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date of this Exchange Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(e) there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense (other than the compensation expense contemplated for the new stock options) against our earnings in connection with the Exchange Offer; or

(f) any rules, regulations or actions by any governmental authority, The NASDAQ Stock Market LLC, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to the Company that makes it inadvisable for us to proceed with the Exchange Offer.

The conditions to this Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the NASDAQ Global Market under the symbol “CMOS.” The following table lists, for the periods indicated, the high and low closing prices per share of our common stock on the NASDAQ Global Market.

	High	Low
Fiscal Year ended October 31, 2006
First Quarter	$9.05	$6.72
Second Quarter	$8.95	$7.00
Third Quarter	$7.24	$2.74
Fourth Quarter	$3.29	$1.83

Fiscal Year Ended November 3, 2007
First Quarter	$5.33	$3.04
Second Quarter	$5.18	$3.21
Third Quarter	$3.96	$3.01
Fourth Quarter	$3.42	$1.96

Fiscal Year Ending November 3, 2008
First Quarter	$3.04	$1.27
Second Quarter	$1.80	$1.04
Third Quarter (through June 26, 2008)	$1.32	$1.02

On June 26, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $1.31 per share.

Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. The new stock options issued in exchange for eligible options properly tendered and accepted for exchange and cancellation by us will be issued from our 2005 Plan.

As of June 16, 2008, there were options to purchase 14,708,452 shares of our common stock issued and outstanding, of which options to purchase approximately 4,368,819 shares of our common stock at a weighted average exercise price of $13.20 per share are eligible for exchange in this Exchange Offer. The options eligible for exchange in this Exchange Offer equal approximately 4.26% of the total shares of our common stock issued and outstanding as of June 16, 2008. Assuming that the value of the options is calculated using the Black-Scholes-Merton model using a volatility rate of 66%, a dividend yield of zero, a risk free rate of 3.06%, a weighted average term of 4.75 and a closing price of Credence’s common stock as reported on NASDAQ Global Market on the date of the exchange of $1.12, and assuming that we receive and accept for exchange all outstanding eligible options, we will cancel approximately 4,368,819 shares subject to existing options and issue new options to purchase a total of approximately 971,381 shares.

TERMS OF NEW STOCK OPTIONS. We will issue the new stock options under our 2005 Plan, and evidence them by a stock option agreement between us and each option holder whose tendered options in this Exchange Offer are accepted and cancelled. The new stock option agreements will be substantially the same as the form of stock option agreements attached as Exhibit (a)(1)(G) and Exhibit (a)(1)(H) to the Tender Offer Statement on Schedule TO that we filed with the SEC on June 27, 2008. The new stock options will be nonqualified stock options even if the related tendered eligible option was originally granted as an incentive stock option. You must execute the new stock option agreement to be entitled to your new stock options. We currently expect to begin the process of delivering executed new stock option agreements promptly after the date that we accept tendered options, which will be promptly after the scheduled expiration date of the Exchange Offer, which currently is July 28, 2008. If we extend the expiration date of the Exchange Offer, then the issuance date of new stock options will be extended as well.

The new options will be completely unvested at the time they are granted and will become vested on the basis of the eligible employee’s continued employment or service with Credence, our parent or any of our subsidiaries. The new vesting schedule for each new option will be based on the remaining vesting schedule applicable to the corresponding exchanged eligible option as of the date of grant of the new option. If an eligible option tendered in the Exchange Offer is vested as to 25% or less of the underlying shares as of the date of grant of the new option, the corresponding new option would vest 25% per year on each of the first four anniversaries of the date of grant of the new option. If an eligible option is vested as to more than 25% and less than 100% of the underlying shares as of the date of grant of the new option, the corresponding new option will vest one-third per year on each of the first three anniversaries of the date of grant of the new option. If an eligible option is completely vested as of the date of grant of the new option, the corresponding new option will vest 50% per year on each of the first two anniversaries of the date of grant of the new option.

The new options will expire seven (7) years from the date of grant, subject to earlier termination upon cessation of your employment or service with us or as otherwise provided pursuant to the 2005 Plan.

REGISTRATION OF COMMON STOCK. All shares of common stock to be issued in connection with the new stock options have been registered under the Securities Act of 1933 on Registration Statements on Forms S-8 filed by us with the SEC. Unless you are considered one of our “affiliates,” you will generally be able to sell your shares of common stock free of any transfer restrictions under applicable securities laws.

SUMMARY OF OUR 2005 PLAN

Purpose. The purpose of the 2005 Plan is to provide Credence’s employees, directors and consultants, whose present and potential contributions are important to the success of Credence, an incentive, through ownership of Credence’s common stock, to continue in service to Credence, and to help Credence compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the 2005 Plan. Approximately a total of 14,900,000 shares are reserved for issuance under the 2005 Plan. That reserve includes the 1,200,000 shares approved by our stockholders for issuance under the Exchange Offer. We are obligated to cancel and not retain for any other purpose, any of the 1,200,000 shares not used for the Exchange Offer, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of Credence. Any shares of common stock issued in connection with the exercise of options or stock appreciation rights shall be counted against the total plan limit as one share for every one share issued in connection with the exercise of options or stock appreciation rights. However, any shares of common stock issued in connection with awards other than options and stock appreciation rights shall be counted against the total plan limit as 1.40 shares for every one share issued in connection with awards other than options and stock appreciation rights.

Administration. The 2005 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The 2005 Plan is administered by the Compensation Committee. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.

Terms and Conditions of Awards. The 2005 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Stock options granted under the 2005 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2005 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of Credence’s common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth above), to approve award agreements for use under the 2005 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to construe and interpret the terms of the 2005 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2005 Plan as the Administrator deems appropriate.

Each award granted under the 2005 Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonqualified stock option. To the extent that the aggregate fair market value of shares of Credence’s common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options.

The term of any award granted under the 2005 Plan may not be for more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of Credence or any parent or subsidiary of Credence), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program adopted by Credence. There are currently no deferral programs under the 2005 Plan.

The 2005 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of Credence or any parent or subsidiary of Credence). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of all other awards granted under the 2005 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

The 2005 Plan provides that (i) any reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2005 Plan shall be subject to stockholder approval and (ii) canceling any option or stock appreciation right awarded under the 2005 Plan at a time when its exercise price or base appreciation amount, as applicable, exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval. Our stockholders approved the Exchange Offer at our last annual stockholders meeting on April 1, 2008.

Under the 2005 Plan, the Administrator may establish one or more programs under the 2005 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2005 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2005 Plan terminates continuous service with Credence, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards. Under the 2005 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will or by the laws of descent or distribution and to the extent provided in the award agreement. The 2005 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Change in Capitalization. Subject to any required action by the stockholders of Credence, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2005 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the common stock of Credence, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Credence or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of Credence shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction. Effective upon the consummation of a Corporate Transaction (as defined in the 2005 Plan), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a Corporate Transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such Corporate Transaction, provided the participant is still in service with Credence.

Change in Control. In the event of a “Change in Control” of Credence (as defined in the 2005 Plan), the Administrator has the authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control and exercisable at the time of the grant of an award under the 2005 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2005 Plan.

Amendment, Suspension or Termination of the 2005 Plan. The Board may at any time amend, suspend or terminate the 2005 Plan. The 2005 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, Credence shall obtain stockholder approval of any such amendment to the 2005 Plan in such a manner and to such a degree as required.

9. INFORMATION ABOUT CREDENCE SYSTEMS CORPORATION.

We are a provider of ATE solutions for a wide range of semiconductor companies. We design, manufacture, sell and service engineering validation test equipment, diagnostics and failure analysis products and ATE used for testing ICs. We utilize our proprietary technologies to design products that enable the flexibility needed by our customers to meet their challenging time to market, cost and high yield needs. Our products help bridge the communication gap between design teams, the foundries used to manufacture their products, and the test and diagnostics groups involved in characterization and debug of their products. This improves their ability to bring products from concept to yield in today’s challenging “nano-chip” environment. By applying leading-edge technology to create flexibility and lower the overall cost-of-test, we are committed to delivering innovative technology at a competitive cost and performance advantage to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test suppliers or OSATs and fabless chip companies worldwide.

On June 22, we announced the Merger with LTX. For additional information, see Section 1 above.

We were incorporated in California in March 1982 and were reincorporated in Delaware in October 1993. Our principal executive offices are currently located at 1421 California Circle, Milpitas, California 95035, and our telephone number is (408) 635-4300. Our World Wide Web site address is www.credence.com. Information contained in our Web site is not incorporated by reference into this report, and you should not consider information contained in our Web site as part of this report. Our common stock is listed on the NASDAQ Global Market under the symbol “CMOS”.

SUMMARY FINANCIAL DATA

The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended November 3, 2007 filed with the SEC on January 17, 2008 and our Form 10-Q for the quarterly period ended May 3, 2008 filed with the SEC on June 12, 2008.

	Year Ended		Six Months Ended May 3
	October 31, 2006	November 3, 2007	2008
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net Sales	$493,985	$462,232	$131,521
Operating income (loss)	$(476,712)	$17,147	$(70,444)
Income (loss) before income tax provision	$(475,701)	$15,948	$(73,404)
Net income (loss)	$(481,585)	$12,454	$(74,806)
Net income (loss) per basic and diluted share	$(4.82)	$0.12	$(0.73)

Consolidated Balance Sheets Data:
Working Capital	$153,760	$206,806	$198,347
Total Assets	$517,594	$589,312	$508,465
Long-term debt	$145,000	$119,728	$120,628
Accumulated Deficits	$(850,836)	$(838,382)	$(911,193)
Stockholders’ equity	$212,726	$236,255	$168,314

Consolidated Statements of Cash Flows Data:
Cash provided by (used in) operating activities	$(7,955)	$64,835	$(29,869)
Net cash provided by (used in) investing activities	$(7,168)	$(57,332)	$68,545
Net cash provided by financing activities	$(31,969)	$72,850	$494

We had a book value per share of $0.001 at May 3, 2008.

10. INTERESTS OF DIRECTORS AND OFFICERS.

Our executive officers and non-employee directors are not eligible to participate in this Exchange Offer. The directors and executive officers of Credence Systems Corporation and their positions and offices as of June 16, 2008, are set forth in the following table:

NAME	POSITION AND OFFICES HELD	OPTIONS BENEFICIALLY OWNED	PERCENTAGE OF OPTIONS BENEFICIALLY OWNED (1)
Lavi Lev	President, Chief Executive Officer and Director	1,500,000	10.20%
Kevin Eichler	Senior Vice President and Chief Financial Officer	400,000	2.72%
Amir Aghdaei	Senior Vice President, Field Operations and Marketing	270,000	1.84%
Patrick Brady	Senior Vice President, Engineering	200,000	1.36%
Rance Hale	Senior Vice President, Manufacturing and Operations	157,000	1.07%
Laura Owen	Vice President, Human Resources and Acting General Counsel	60,000	*
David House	Chairman of the Board	258,000	1.75%
Henk Evenhuis	Director	162,000	1.10%
Lori Holland	Director	72,000	*
Bruce Wright	Director	92,000	*
Ping Yang	Director	36,000	*
All current directors and executive officers as a group (11 persons)		3,207,500	21.81%

*	Less than one percent
(1)	The percentage of options beneficially owned is based on aggregate options to purchase up to 14,708,452 shares of common stock outstanding as of June 16, 2008

The address of each director and executive officer is: c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California, 95035.

As of June 16, 2008, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, to options to purchase our common stock or Eligible Options, except for the following:

•	outstanding options to purchase an aggregate of 170,000 shares of our common stock pursuant to the 1993 Stock Option Plan, as amended

•	outstanding options to purchase an aggregate of 568,655 shares of our common stock pursuant to the NPTest Holding Corporation 2003 Stock Incentive Plan, as amended

•	outstanding options to purchase an aggregate of 86,571 shares of our common stock pursuant to the Integrated Management Systems, Inc. 1995 Stock Incentive Plan, as amended

•	outstanding options to purchase an aggregate of 1,686 shares of our common stock pursuant to the Fluence Technology, Inc. 1997 Stock Option Plan, as amended

•	outstanding options to purchase an aggregate of 9,469 shares of our common stock pursuant to the TMT Stock Option Plan, as amended

•	outstanding options to purchase an aggregate of 293,043 shares of our common stock pursuant to the Supplemental Stock Option Plan, as amended

•	outstanding options to purchase an aggregate of 5,560,742 shares of our common stock pursuant to the 2005 Stock Incentive Plan, as amended; and

•

the Merger and the transactions in connection with, or contemplated by, the Merger Agreement, including but not limited to the treatment of outstanding options to acquire shares of Credence common stock (described in Section 1 above), the voting agreements entered into by each of our officers and directors agreeing to vote in favor of the Merger and the Transition Services Agreements described below.

With respect to the above outstanding options, additional details relating to certain of them held by officers and directors are set forth, or incorporated by reference, below:

•

certain details with respect to the outstanding stock options granted to our directors and certain of our officers are described in our definitive Proxy Statement for our 2008 Annual Meeting of Stockholders, filed with the SEC on March 11, 2008 and our Current Reports on Form 8-K filed with the SEC on April 18, 2007, May 1, 2008, June 10, 2008 and June 17, 2008, which are incorporated herein by reference;

•

Concurrently with the execution of the Merger Agreement, each of Lavi Lev, President and Chief Executive Officer of Credence, and Kevin C. Eichler, Chief Financial Officer of Credence, has entered into a Transition Services Agreement with Credence pursuant to which they have agreed to accept new positions with Credence, and perform certain transition services for Credence, for a period of six months following the closing of the Merger in exchange for certain salary, bonus, acceleration of equity-based awards and other compensation and Mr. Lev has agreed to the cancellation of an option to purchase 500,000 shares of Credence common stock

The following are, to the best of our knowledge, the only transactions that Credence, its directors, executive officers or affiliates of any of the directors or executive officers have engaged in that involved options to purchase Credence common stock during the 60 days prior to the date of this Exchange Offer:

•	a grant of 700,000 restricted stock units to Lavi Lev on June 4, 2008.

•	a grant of an option to purchase 500,000 shares of common stock to Lavi Lev on June 4, 2008.

•

transactions in connection with the Merger Agreement, and the agreements contemplated therein, including but not limited to the treatment of outstanding options to acquire shares of Credence common stock (described in Section 1 above), the voting agreements entered into by each of our officers and directors agreeing to vote in favor of the Merger and the Transition Services Agreements described above.

11. ACCOUNTING CONSEQUENCES OF THE EXCHANGE OFFER.

Because the exchange ratio of eligible options to new options is calculated based on maintaining the same fair value between the eligible option and the new option under SFAS 123(R), we do not expect to incur a significant compensation charge as a result of the Exchange Offer. However, since the ratio of surrendered eligible options for new options cannot exceed five (5) to one (1), regardless of the fair value, we do expect to incur compensation charges as a result of the Exchange Offer.

12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this Exchange Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this Exchange Offer to accept tendered options and to issue new stock options is subject to the conditions described in Section 6 of this Exchange Offer.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

A general summary of the material U.S. federal income tax consequences of the exchange of options under this Exchange Offer is included on Schedule A. This discussion is based on the Internal Revenue Code, Treasury Regulations and administrative rulings and judicial decisions as of the date of this Exchange Offer, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the substantial presence test under the Internal Revenue Code. U.S. residents are taxed for U.S. federal income purposes as if they were U.S. citizens. This summary does not discuss state, local and foreign taxes and does not discuss U.S. federal taxes other than income taxes (e.g., estate and gift tax laws).

Tax matters are very complicated, and the tax consequences to you of the exchange of options under this Exchange Offer will depend on the facts of your particular situation. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

14. MATERIAL INTERNATIONAL TAX CONSEQUENCES.

A general summary of the tax consequences of participating in the Exchange Offer for non-U.S. employees, which may differ from and be more adverse than the tax consequences to a U.S. taxpayer or resident, is included on Schedules B - H. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.

Tax matters are very complicated, and the tax consequences to you of the exchange of options under this Exchange Offer will depend on the facts of your particular situation. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

15. EXTENSION OF EXCHANGE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6, “Conditions of the Exchange Offer,” has occurred or is deemed by us to have occurred, to extend the period of time during which this Exchange Offer is open and thereby delay the acceptance for exchange and cancellation of any options surrendered or exchanged by publicly announcing the extension and giving oral or written.

Before the expiration date to terminate or amend this Exchange Offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone this decision, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the tendered options promptly after we terminate or withdraw this Exchange Offer.

As long as we comply with any applicable laws, we may amend this Exchange Offer in any way, including decreasing or increasing the consideration Exchange Offered in this Exchange Offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in this Exchange Offer.

We may amend this Exchange Offer at any time by publicly announcing the amendment. If we extend the length of time during which this Exchange Offer is open, the amendment must be issued no later than 12:00 midnight, U.S. Pacific (Milpitas) Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this Exchange Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

If we materially change the terms of this Exchange Offer or the information about this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend this Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules the minimum period an Exchange Offer must remain open following material changes in the terms of this Exchange Offer or information about this Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

•	increase or decrease what we will give you in exchange for your eligible options, or

•	increase or decrease the number or type of options eligible to be exchanged in this Exchange Offer.

If this Exchange Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we will extend this Exchange Offer for a period of at least 10 business days after the date the notice is published.

16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this Exchange Offer.

17. ADDITIONAL INFORMATION.

This Exchange Offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our Annual Report on Form 10-K for the fiscal year ended November 3, 2007, filed with the SEC on January 17, 2008;

(b) our Quarterly Report on Form 10-Q for the three months ended February 2, 2008, filed with the SEC on March 13, 2008;

(c) our Quarterly Report on Form 10-Q for the three months ended May 3, 2008, filed with the SEC on June 12, 2008;

(d) our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on March 11, 2008;

(e) our Current Reports on Form 8-K filed with the SEC on December 17, 2007, January 8, 2008, January 11, 2008, February 21, 2008, March 4, 2008, April 7, 2008, April 16, 2008, May 1, 2008, May 19, 2008, May 19, 2008, June 3, 2008, June 5, 2008, June 10, 2008, June 17, 2008, June 19, 2008 and June 23, 2008 (including all amendments); and

(f) the description of our common stock contained in our Registration Statement on Form 8-A12G (No. 000-22366) originally filed with the SEC on June 19, 1998, including all amendments.

These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, DC 20549

(202) 551-8090

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the NASDAQ Global Market under the symbol “CMOS,” and our SEC filings can be read at the following NASDAQ address:

NASDAQ Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Credence Systems Corporation

Attn: Stock Administration

1421 California Circle

Milpitas, California 95035

or by emailing us at stock_administrator@credence.com or telephoning us at (408) 635-3750 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Exchange Offer, you should rely on the statements made in the most recent document. The information contained in this Exchange Offer about Credence should be read together with the information contained in the documents to which we have referred you.

18. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Exchange Offer and our SEC reports referred to in Section 17 above include “forward-looking statements.” When used in this Exchange Offer, the words “may,” “will,” “could,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “intends” and “plans” as they relate to Credence, our subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasting trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. We wish to caution you that the forward-looking statements in this Exchange Offer and our SEC reports referred to in Section 17 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended November 3, 2007 and Quarterly Reports on Form 10-Q for the three months ended February 2, 2008 and May 3, 2008.

We caution you to consider carefully these factors as well as the specific factors discussed with each specific forward-looking statement in this Exchange Offer and in our other filings with the SEC. These factors, in some cases, have affected, and in the future (together with other unknown factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the forward-looking statements expressed in this annual report. No assurance can be made that any expectation, estimate or projection contained in a forward-looking statement can be achieved.

You are also cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. As a general policy, we do not intend to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

SCHEDULE A

Credence Systems Corporation

Option Exchange: A Guide to Issues in the United States

The following is a summary of the material federal income tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations, as of the date of the Exchange Offer, all of which are subject to change. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

You are advised to seek appropriate professional advice as to how the federal, state and local tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to U.S. federal income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to U.S. federal income tax when the new option is granted to you.

Exercise of New Option

Your new option will be granted as a nonqualified stock option for U.S. tax purposes even if you held an incentive stock option under the provisions of Section 422 of the U.S. tax code. The grant of your new nonqualified stock option will not result in any federal income tax consequences to you. When you exercise your new option, you will be subject to income taxes at the rate applicable to ordinary compensation income on the difference between the new option exercise price and the fair market value of the underlying shares on the date your exercise your new option.

Sale of Shares

At the time you sell shares acquired on exercise of the new option, you will be subject to tax (or realize a loss) based on the difference between the fair market value of the shares on the day they vested and the amount realized on the sale. Such gain or loss at disposition of the shares is treated as a capital gain or loss.

Withholding and Reporting

Any income recognized upon vesting or exercise of the new options will constitute wages for which withholding will be recognized. Your employer will be entitled to a tax deduction in the same amount as the income recognized.

SCHEDULE B

Credence Systems Corporation

Option Exchange: A Guide to Issues in France

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in France. This summary is based on the law in effect in France as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option. Please note that your new option will be granted as a non-qualified option for French tax purposes, even if your eligible options may have been granted under a French sub-plan and qualify as French-qualified options.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. This amount will be characterized as salary income and taxed at your progressive tax rate Social security contributions will also be due on this amount.

Wealth Tax

Shares acquired upon exercise of your new option are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain threshold for the calendar year (€770,000 for 2008), as valued on January 1.

Sale of Shares

If you hold shares after exercise, you will be subject to capital gains tax when you subsequently sell the shares if the total proceeds from the sale of shares in the calendar year for you and your household exceed €25,000 (2008). The capital gain is equal to the difference between the sales price of the shares and fair market value of the shares on the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. A capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new option, provided you are a French tax resident. However, because the taxable amount at exercise will be considered salary income, your employer is required to report this amount on its annual declaration of salaries filed with the tax and labor authorities and on your monthly pay slip. In addition, your employer will withhold all applicable social security contributions at the time you exercise the new option. You are responsible for paying all income tax due as a result of your exercise of the new option and the sale of the underlying shares and reporting this amount on your personal income tax return. In addition, you must declare all foreign accounts (including any accounts that were opened or closed during the tax year) on your annual income tax return.

Exchange Control Information

You must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution if the value of the cash or securities is equal to or exceeds a certain amount that is set annually (€7,600 for 2008 for transfers outside the European Union).

Terms of New Option

Your new option will be granted under the 2005 Plan as described in the Exchange Offer.

SCHEDULE C

Credence Systems Corporation

Option Exchange: A Guide to Issues in Germany

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Germany. This summary is based on the law in effect in Germany as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) €135 and (2) 50% of the value of the shares acquired at exercise because this income results from the purchase of stock in your employer’s parent company. You should consult with your personal tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares acquired at exercise of the new option, provided you have owned the shares for at least 12 months, do not own 1% or more of Credence’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since the shares will be purchased as an employee).

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (i.e., the sale price less the fair market value of the shares at exercise) less one-half of the sales related expenses. The gain will be subject to tax at your personal income tax rate. Furthermore, you will only be subject to tax if your total capital gain exceeds €511 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €511). Solidarity surcharge and church tax, if applicable, will be levied on the amount of income tax paid on the gain.

For shares acquired on or after January 1, 2009, regardless of how long you have held the shares before sale, the gain realized at sale will be subject to tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax, if applicable, on the amount of flat tax paid), provided you do not own 1% or more of Credence’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Credence shares, the bank will provide you with the required form. In addition, you must report any receivables or payables or monetary claims against a person or entity outside Germany exceeding an amount of €5,000,000 on a monthly basis. Finally, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Credence, you must report such holding annually.

Terms of New Option

Your new option will be granted under the 2005 Plan as described in the Exchange Offer.

SCHEDULE D

Credence Systems Corporation

Option Exchange: A Guide to Issues in Italy

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Italy. This summary is based on the law in effect in Italy as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Notification Regarding Eligible Options Granted Before July 5, 2006

If any of your eligible options were granted before July 5, 2006, you may qualify for favorable tax treatment under the fair market value exemption. If you choose to accept the offer, the new options granted to you will not benefit from this exemption. You should consult with your personal tax advisor before exchanging eligible options granted before July 5, 2006.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in Italy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the new option. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares1 at exercise/sale) and the option price less any applicable brokerage fees. The proceeds will be subject to income tax and social insurance contributions.

If the sale price on the date of exercise/sale is greater than the average of the share prices over the month preceding the date of exercise/sale, you will be subject to capital gains tax on the difference. If the sale price on the date of exercise/sale is less than the average of the share prices over the month preceding the date of exercise/sale, you will realize a capital loss equal to this difference. This capital loss can be carried forward and used to offset capital gains earned over the following four years.

[1]

For Italian tax purposes, the fair market value of the shares is the average price of the shares on the official stock exchange on which Credence shares are traded (i.e., NasdaqGM) over the month immediately preceding and including the date of exercise.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions when you exercise the new option/sell your shares.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation.

Terms of New Option

Your new option will be granted under the 2005 Plan as described in the Exchange Offer.

As mentioned above, due to legal restrictions in Italy, your new option must be exercised pursuant to the cashless sell-all method of exercise.

SCHEDULE E

Credence Systems Corporation

Option Exchange: A Guide to Issues in United Kingdom

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to income tax or National Insurance Contributions (“NICs”) as a result of the exchange of an eligible option for the grant of a new option.

Grant of New Option

You will not be subject to income tax or NICs when the new option is granted to you.

Exercise of New Option

You will be subject to income tax when you exercise your new option. Income tax will be charged on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price.

You will also be required to pay employees’ NICs on the spread at exercise at a rate of 11% to the extent you have not exceeded the upper earnings limit. For the tax year 6 April 2008 to 5 April 2009, the upper earning limit is £770 per week. To the extent you have exceeded the upper earnings limit, you will be subject to employees’ NICs on the spread at a rate of 1% without limit.

In addition, the new option will be granted conditioned upon you agreeing to meet any liability for employer’s NICs, which also become due on the exercise of your options. To accomplish the foregoing, you will be asked to execute a joint election form. You may not exercise your options unless you execute and return the joint election form to your employer. For the tax year 2008 – 2009, the employer NICs are charged at a rate of 12.8% on the spread against your income tax liability due with respect to the exercise of your options.

Note that your eligible option may not have been subject to you agreeing to meet the liability for employer’s NICs. In this case, you may have a higher tax liability for the new option. Please check the terms of your eligible option to determine whether it is subject to employer’s NICs and consult with your tax advisor to determine whether it makes sense for you to exchange your eligible option for a new option.

Your employer will calculate the income tax and employee and employer NICs due when you exercise your new option and will account for these amounts to Her Majesty’s Revenue and Customs (“HMRC”) through the Pay As You

Earn (“PAYE”) system. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your new option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax and NIC charge.

Sale of Shares

When you sell the shares acquired at exercise of the new option, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in Credence, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and employees’ and employer’s NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new option, the exercise of the new option, other related income and any tax withheld. You are responsible for reporting the exercise of the new option and for reporting and paying any tax resulting from the sale of shares.

Terms of New Option

Your new option will be granted under the 2005 Plan as described in the Exchange Offer.

As mentioned above, the new option will be granted conditioned upon you agreeing to meet any liability for employer’s NICs and signing a joint election form to accomplish the transfer of the employer’s NICs to you.

SCHEDULE F

Credence Systems Corporation

Option Exchange: A Guide to Issues in Japan

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Japan. This summary is based on the law in effect in Japan as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. This amount likely will be treated as “remuneration income” and will be taxed at your marginal tax rate. Social insurance contributions likely will not be due on this amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax contributions when you exercise your new option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

Exchange Control Information

If you pay more than ¥30,000,000 in a single transaction for the purchase or shares when you exercise the new option, you must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. Please note that the precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

SCHEDULE G

Credence Systems Corporation

Option Exchange: A Guide to Issues in Malaysia

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Malaysia. This summary is based on the law in effect in Malaysia as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the option price of the new option and the lower of (i) the fair market value2 of Credence stock on the date the new option vests and (ii) the fair market value of Credence stock on the date the new option is exercised.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares, provided that you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer will report the grant and exercise of your new option to the Inland Revenue Board. Your employer will also withhold income tax at the time of exercise. You will be responsible for reporting income resulting from this offer, the exercise of your new options and sale of shares and for paying any taxes resulting from the sale of your shares.

Director Reporting Requirements

If you are a director of a Malaysian affiliate of Credence, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in

[2]	For Malaysian tax purposes, the fair market value of the underlying shares will be computed as the average of the high and low trading prices of the shares on the relevant date.

writing when you receive an interest (e.g., options, shares, etc.) in Credence or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Credence or any related company (including when you sell shares acquired through exercise of your new option). Additionally, you must also notify the Malaysian affiliate of Credence if there are any subsequent changes in your interest in Credence or any related companies, including if you elect to participate in the option exchange. These notifications must be made within fourteen days of acquiring or disposing of any interest in Credence or any related company.

SCHEDULE H

Credence Systems Corporation

Option Exchange: A Guide to Issues in Singapore

The following is a summary of the material tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to tax in Singapore. This summary is based on the law in effect in Singapore as of June 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an eligible option for the right to a new option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them. However, this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Assuming you are not taxed when the eligible options are cancelled, when you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price.

If you are exercising employment in Singapore when the new option is granted to you, even if you exercise the new option outside of Singapore or after you have permanently departed from Singapore, you will be subject to income tax in Singapore on the spread at exercise.

In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised new options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the new option grant date, and (b) the option price. If you later exercise the new option and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within six years of assessment after the “deemed exercise” rule is applied.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether your new option may qualify for favorable tax treatment under such a scheme.

You will not likely be subject to Central Provident Fund contributions on the spread.

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon the sale of shares. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to this exchange or the exercise of the new option. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Credence, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Credence or any related companies. Please contact Credence to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Credence or any related company (including when you sell shares acquired under the exchange program) or if you participate in the option exchange program. These notifications must be made within two days of acquiring or disposing of any interest in Credence or any related company. In addition, a notification must be made of your interests in Credence or any related company within two days of becoming a director.

Terms of New Option

Your new option will be granted under the 2005 Plan as described in the Exchange Offer.